Exhibit 10.3(a)

NABORS INDUSTRIES, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of April 1, 2017

TABLE OF CONTENTS

ARTICLE			PAGE

I	–	Definitions and Construction	I-1

II	–	Participation	II-1

III	–	Account Credits and Allocations of Income or Loss	III 1

IV	–	Deemed Investment of Funds	IV-1

V	–	Determination of Vested Interest and Forfeitures	V-1

VI	–	In-Service Withdrawals and Loans	VI-1

VII	–	Benefit Payment	VII-1

VIII	–	Administration of the Plan	VIII-1

IX	–	Administration of Funds	IX-1

X	–	Nature of the Plan	X-1

XI	–	Miscellaneous	XI-1

-i-

NABORS INDUSTRIES, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

W I T N E S S E T H :

WHEREAS,  Nabors Industries, Inc. (the “Company”)  has heretofore established the Nabors Industries, Inc. Executive Deferred Compensation Plan, hereinafter referred to as the “Plan,” to aid certain of its executive employees in making more adequate provision for their retirement; and

WHEREAS, the Company desires to amend the Plan in certain respects and to restate the Plan in its entirety, intending thereby to provide an uninterrupted and continuing program of benefits.

NOW THEREFORE, the Plan is hereby amended and restated in its entirety as follows, with no interruption in time, effective as of April 1, 2017, except as otherwise provided herein:

I.

Definitions and Construction

1.1       Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1)       Account:  The account established for each Participant’s benefit under Article III, including the amounts credited thereto.

(2)       Affiliate:  Each trade or business (whether or not incorporated) that together with the Company would be deemed to be a “single employer” within the meaning of subsections (b) or (c) of Section 414 of the Code, in each case, determined by application of an 80% control standard.

(3)       As soon as administratively practicable:  For purposes of benefit distributions, a date of distribution that is as soon as administratively practicable, as determined by the Board, following a permissible payment event, which shall occur no later than the 90th day following the date of the permissible payment event and in no event shall a Participant or his Beneficiary be permitted to designate the taxable year of the payment.

(4)       Beneficiary:  The person or entity who, pursuant to Section 7.4, will receive payment of a Participant’s benefit in the event of such Participant’s death.

(5)       Board:  The Board of Directors of the Company.

(6)       Bonus Agreement:  An employment agreement or deferred bonus agreement between an Eligible Employee and the Employer that provides for participation in a “deferred bonus program.”

(7)       Bonus Agreement Deferrals:  Deferrals made by the Employer on a Participant’s behalf pursuant to Section 3.1.

(8)       Bonus Deferrals:  Deferrals made by the Employer on a Participant’s behalf pursuant to Article III, which may be Bonus Agreement Deferrals or Discretionary Bonus Deferrals.

(9)       Cause:  Cause for termination of a Participant’s employment with the Employer, as defined in such Participant’s Bonus Agreement, or, in the case of a Participant who is not a party to a Bonus Agreement:   (i) a material act or acts of dishonesty or disloyalty by the Participant which could or has adversely affected the Employer or the Company; (ii) the Participant’s breach of any of the Company’s personnel policies which, if correctable, remains uncorrected for 90 days following written notice specifying such breach given to the Participant by the Board; (iii) the Participant’s gross negligence or willful misconduct in performance of the duties and services required of him in his position, including any intentional acts of discrimination or harassment; (iv) the Participant’s conviction of any felony; (v) the Participant’s conviction of any crime involving moral turpitude; or (vi) the Participant’s act or acts which are detrimental to the image or reputation of the Employer or the Company or acts which did or could result in material financial loss to the Employer or the Company.

(10)     Change in Control:  A “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

(11)     Code:  The Internal Revenue Code of 1986, as amended.

(12)     Company:  Nabors Industries, Inc.

(13)     Constructive Termination Without Cause:  A Participant’s termination of his employment with the Employer under circumstances constituting a “Constructive Termination Without Cause,” as defined in his Bonus Agreement.

(14)     Disability:  A Participant’s Disability as defined under his Bonus Agreement, or, in the case of a Participant who is not a party to a Bonus Agreement, the Participant’s becoming incapacitated or disabled by accident, sickness or other circumstance which creates an impairment (despite reasonable accommodation) that renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least six months during any 12-month period as determined in good faith by the Plan Administrator.

(15)     Discretionary Bonus Deferrals:  Deferrals made by the Employer on a Participant’s behalf pursuant to Section 3.2.

(16)     Effective Date:  April 1, 2017 as to this amendment and restatement.  The original effective date of the Plan was December 31, 2008.

(17)     Eligible Employee:  Each employee of the Employer who is selected by the Board for participation in the Plan.

(18)     Employer:  The Company and any other entity designated by the Plan Administrator as eligible to participate in the Plan pursuant to the provisions of Section 2.3.

(19)     ERISA:   The Employee Retirement Income Security Act of 1974, as amended.

(20)     FICA Amount:  The term “FICA Amount” has the meaning set forth in Section 7.8(c).

(21)     Funds:  The investment funds, if any, designated from time to time by the Plan Administrator for the deemed investment of Accounts pursuant to Section 4.1.

(22)     Interest Credit Option:  A Fund made available by the Plan Administrator pursuant to Section 4.1(a) that provides a fixed rate of interest that is established, and subject to change from time to time, by the Company.

(23)     In-Service Payment Date:  The date, if any, specified in a Participant’s Bonus Agreement or at the time of a Discretionary Bonus Deferral is credited to a Participant’s Account (or otherwise determined in accordance with Section 3.1 or 3.2, as applicable) for payment of the Participant’s Vested Interest under the Plan (or, with respect to any Bonus Agreement entered into on or after March 15, 2009, payment of the Participant’s Vested Interest in a specified Subaccount under the Plan) while the Participant remains employed by the Employer or one of its Affiliates.

(24)     Noncompetition Covenants:  The non-competition and non-solicitation covenants included in a Participant’s Bonus Agreement, Confidentiality and Noncompetition Agreement or other written agreement, if any, with such Participant’s Employer.

(25)     Other Arrangements:  The term “Other Arrangements” has the meaning set forth in Section 11.5(b)(ii)(C).

(26)     Other Taxes:  The term “Other Taxes” has the meaning set forth in Section 7.8(e).

(27)     Participant:  Each Eligible Employee for whom a Bonus Deferral has been made pursuant to Section 3.1.

(28)     Plan:  The Nabors Industries, Inc. Executive Deferred Compensation Plan, as amended from time to time.

(29)     Plan Administrator:  The person, persons or entity designated by the Board to administer the Plan.

(30)     Plan Year:  The twelve consecutive month period commencing January 1 of each year.

(31)     Specified Employee:  An individual who on the date of his Termination of Service is considered a “key employee” within the meaning of Section 416(i) of the Code (applied in accordance with the Treasury Regulations promulgated thereunder and without regard to subparagraph (5) thereof) if, as of the date of his Termination of Service, the Company or any Affiliate is publicly traded on an established securities market or otherwise.  The identification of Specified Employees for purposes of distributions upon Termination of Service pursuant to Article VII shall be made in accordance with the general requirements of Section 409A(a)(2)(B)(i) of the Code pursuant to any method elected by the Plan Administrator or, if no such election is made, under the default rules under such Code Section.

(32)     Subaccount:  A subaccount established under the Participant’s Account to which a specified Bonus Agreement Deferral or Discretionary Bonus Deferral is credited.  Reference to an Account shall include all Subaccounts included in such Account unless otherwise provided herein.

(33)     Termination of Service:  The termination of a Participant’s employment with the Employer and all Affiliates for any reason whatsoever or for no reason at all.  Notwithstanding anything to the contrary herein, a Participant shall not be considered to have incurred a Termination of Service for purposes of the Plan if his termination does not constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(34)     Trust:  The trust established under the Trust Agreement.

(35)     Trust Agreement:  The agreement entered into between the Employer and the Trustee pursuant to Article X.

(36)     Trust Fund:  The funds and properties held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(37)     Trustee:  The trustee or trustees qualified and acting under the Trust Agreement at any time.

(38)     Vested Interest:  The portion of a Participant’s Account which, pursuant to the Plan, is nonforfeitable.

1.2       Number and Gender.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3       References to Statutes and Regulations.  References herein to provisions of the Code and ERISA or the regulations promulgated thereunder shall include any successor statute or regulation and any applicable authoritative guidance promulgated thereunder.

1.4       Headings.  The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

Participation

2.1       Participation.

(a)       The Board, in its sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall become Eligible Employees.  An Eligible Employee shall become a Participant upon the crediting by the Employer of a Bonus Deferral to his Account pursuant to Article III.  Notwithstanding the foregoing, each Eligible Employee who has entered into a Bonus Agreement with an Employer shall become a Participant upon the effective date of such agreement.

(b)       Subject to the provisions of Section 2.2, a Participant shall remain eligible to receive Bonus Deferrals hereunder for each Plan Year following his commencement of participation in the Plan until his Termination of Service.

2.2       Cessation of Active Participation.  Notwithstanding any provision herein to the contrary, an Eligible Employee who has become a Participant shall cease to be eligible to receive Bonus Deferrals hereunder effective as of any date designated by the Plan Administrator; provided, however, that an Eligible Employee who is party to a Bonus Agreement shall be eligible to receive Bonus Agreement Deferrals under the Plan as provided in his Bonus Agreement.  Any such Plan Administrator action shall be communicated to the affected individual prior to the effective date of such action.  Such an individual may again become eligible to receive Bonus Deferrals hereunder as determined by the Board in its sole discretion.

2.3       Participating Employers.  It is contemplated that other entities may be designated by the Plan Administrator as eligible to participate in the Plan and thereby become an Employer.  Any such entity, whether or not presently existing, may become an Employer hereunder by written designation of the Plan Administrator delivered to the Secretaries of the Company and the designated Employer.  Such written designation shall specify the effective date of the Employer’s participation and may incorporate specific provisions relating to the operation of the Plan that apply to such Employer and its Eligible Employees.  Except as otherwise provided herein and in an Employer’s written designation of participation pursuant to this Section 2.3, the provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Plan Administrator and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Board alone.  Transfer of employment among Employers and Affiliates shall not be considered a Termination of Service hereunder and service with one Employer shall be considered service with all others.  Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart) or the Plan Administrator or the Board, terminate its participation in the Plan.  Moreover, the Board may, in its discretion, terminate an Employer’s Plan participation at any time.  Notwithstanding the foregoing, the termination of an Employer’s Plan participation may be effective only as of the last day of the last payroll period beginning during a Plan Year if the Employer remains an Affiliate of the Company following such termination (provided, however, that any Bonus Deferral already in effect for such Plan Year shall remain in effect, even if the

II-1

crediting of the amount to an Account with respect to such Bonus Deferral occurs after such Plan Year), or if the Employer does not remain as an Affiliate of the Company at such time, the termination shall be effective only at a time that complies with Section 409A of the Code.  Further, notwithstanding the foregoing, distributions pursuant to any such termination of an Employer’s participation in the Plan shall be subject to the provisions of Section 11.5 and Treasury Regulation § 1.409A-3(j)(4)(ix).

II-2

III.

Account Credits and Allocations of Income or Loss

3.1       Bonus Agreement Deferrals.  For each Participant who is a party to a Bonus Agreement, as soon as practicable following each date specified by such Bonus Agreement, the Employer shall credit such Participant’s Account with a Bonus Agreement Deferral in the amount specified in the Bonus Agreement.  Any Bonus Agreement Deferral credited by the Employer to the Participant’s Account pursuant to this Section 3.1 with respect to a particular Plan Year shall be credited to a separate Subaccount established within his Account with respect to such Plan Year.  Each such Subaccount shall be referred to by a distinct name chosen by the Plan Administrator, relating to the Plan Year for which the Bonus Agreement Deferral was made pursuant to the Participant’s Bonus Agreement (such as the “2008 Bonus Agreement Deferral Subaccount”).  Each such Subaccount shall be subject to separate deemed investment designations pursuant to Section 4.1.  Each Bonus Agreement entered into on or after March 15, 2009 may specify an In-Service Payment Date upon which the Subaccount to which such Bonus Agreement Deferral will be credited shall be paid (except as otherwise provided pursuant to Article VII).  If no such date is specified in such Bonus Agreement at the time it is entered into, such Subaccount and any earnings related thereto will be distributed at the Participant’s Termination of Service (except as otherwise provided pursuant to Article VII).

3.2       Discretionary Bonus Deferrals.  As of any date selected by the Employer, the Employer may credit a Participant’s Account with one or more Discretionary Bonus Deferral(s) in such amount(s), if any, as the Employer shall determine in its sole discretion.  Such credits may be made on behalf of some Participants but not others, and such credits may vary among individual Participants in amount.  Any amount credited by the Employer to a Participant’s Account pursuant to this Section 3.2 shall be credited to a separate Subaccount within his Account.  Each such Subaccount shall be referred to by a distinct name chosen by the Plan Administrator (such as the “2008 Discretionary Bonus Deferral Subaccount” for a Discretionary Bonus Deferral credited on a date during calendar year 2008).  At each time the Employer credits a Participant’s Account with a Discretionary Bonus Deferral, the Employer may specify an In-Service Payment Date upon which the Subaccount to which such Discretionary Bonus Deferral will be credited shall be paid (except as otherwise provided pursuant to Article VII).  If no such date is specified at the time such Discretionary Bonus Deferral is credited pursuant to this Section, such Subaccount will be distributed at the Participant’s Termination of Service (except as otherwise provided pursuant to Article VII).

3.3       Valuation of Accounts.  All amounts credited to an Account shall be deemed invested in accordance with Article IV on the date such amount is credited to such Account, and the balance of each Account shall reflect the result of the daily pricing of the assets in which such Account is deemed invested from the time of such crediting until the time of distribution.    Notwithstanding the foregoing, in the case of any Subaccounts  within an Account that are invested in the Interest Credit Option, interest shall be credited to such Subaccounts at the frequency established by the Plan Administrator in its discretion and such Subaccount shall not be adjusted to reflect any other amounts.

III-1

IV.

Deemed Investment of Funds

4.1       Participant Directions.

(a)       Each Participant may designate, in accordance with the procedures established from time to time by the Plan Administrator, the manner in which the amounts allocated to his Account or Subaccounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Plan Administrator.  Such Participant may be permitted to designate one of such Funds for the deemed investment of all the amounts allocated to his Account or he may be permitted to split the deemed investment of the amounts allocated to his Account or Subaccounts between such Funds in such increments as the Plan Administrator may prescribe.  If a Participant fails to make investment designations with respect to the deemed investment of his Account or any Subaccount thereunder,  then his Account or such Subaccount shall be deemed to be invested in the Fund or Funds designated by the Plan Administrator from time to time in a uniform and nondiscriminatory manner.

(b)       A  Participant may change his deemed investment designation for future amounts to be allocated to his Account or Subaccounts.  Any such change shall be made in accordance with the procedures established by the Plan Administrator and the frequency of such changes may be limited by the Plan Administrator.

(c)       A  Participant may elect to convert his deemed investment designation with respect to the amounts already allocated to his Account or Subaccounts.  Any such conversion shall be made in accordance with the procedures established by the Plan Administrator and the frequency of such conversions may be limited by the Plan Administrator.

(d)       Notwithstanding anything to the contrary in Sections 4.1(a), 4.1(b) and 4.1(c), if a Participant designates the Plan’s Interest Credit Option with respect to a Subaccount established to hold a particular year’s Bonus Agreement Deferrals or Discretionary Bonus Deferrals on his behalf,  all such amounts in such Subaccount must be designated for investment in the Interest Credit Option.

IV-1

V.

Determination of Vested Interest and Forfeitures

5.1       Bonus Agreement Deferrals.

(a)       With respect to a Bonus Agreement entered into prior to March 15, 2009, a Participant shall have a 100% Vested Interest in the portion of his Account attributable to Bonus Agreement Deferrals pursuant to such Bonus Agreement and all earnings attributable thereto.

(b)       With respect to a Bonus Agreement entered into on or after March 15, 2009 and prior to April 1, 2014, a Participant shall have a 100% Vested Interest in the Subaccount to which a particular Bonus Agreement Deferral has been credited pursuant to such Bonus Agreement (i) on the In-Service Payment Date specified with respect to such Bonus Agreement Deferral in such Bonus Agreement or (ii) if no In-Service Payment Date with respect to a particular Bonus Agreement Deferral has been specified in the Bonus Agreement at the time it is entered into, the Subaccount into which such Bonus Agreement Deferral was credited will vest upon the fifth anniversary of the date that the Bonus Agreement is executed and such anniversary date shall be deemed to be the In-Service Payment Date with respect to the Subaccount to which such Bonus Agreement Deferral is credited.

(c)       With respect to a Bonus Agreement entered into on or after April 1, 2014 and prior to April 1, 2017,  (i) a Participant shall have a 100% Vested Interest in the Subaccount to which a particular Bonus Agreement Deferral has been credited pursuant to such Bonus Agreement (x) on the date specified with respect to such Bonus Agreement Deferral in such Bonus Agreement or (y) if no vesting date with respect to a particular Bonus Agreement Deferral has been specified in the Bonus Agreement at the time it is entered into, on the third anniversary of the date that the Bonus Agreement is executed; and (ii) the applicable vesting date determined pursuant to clause (i) of this Section 5.1(c) shall be deemed to be the In-Service Payment Date with respect to the Subaccount to which such Bonus Agreement Deferral is credited.

(d)       With respect to a Bonus Agreement entered into on or after April 1, 2017, a Participant shall have a 100% Vested Interest in the Subaccount to which a particular Bonus Agreement Deferral has been credited pursuant to such Bonus Agreement (i) on the date(s) specified with respect to such Bonus Agreement Deferral in such Bonus Agreement or (ii) if no vesting date(s) with respect to a particular Bonus Agreement Deferral has been specified in such Bonus Agreement at the time it is entered into, determined based upon the annual anniversary of the date that such Bonus Agreement is executed in accordance with the following schedule:

Annual Anniversary	Vested Interest

Less than 5	0%

5	50%

6	60%

7	70%

8	80%

9	90%

10 or more	100%

The Subaccount described in the preceding sentence shall not have an In-Service Payment Date unless such a date has been specified in the applicable Bonus Agreement.

5.2       Discretionary Bonus Deferrals.  On each occasion, if any, upon which the Employer has credited a Participant with a Discretionary Bonus Deferral under Section 3.2, the Employer shall designate the vesting schedule applicable to the separate Subaccount to which such amount shall have been credited.  A Participant’s Vested Interest in such separate Subaccount shall be determined in accordance with the vesting schedule so designated.  If no vesting schedule shall have been designated with respect to a particular Subaccount established prior to April 1, 2017 with respect to a Discretionary Bonus Deferral credited pursuant to Section 3.2, a Participant shall have a 100% Vested Interest in such Subaccount upon the third anniversary of the date such Discretionary Bonus Deferral was so credited and such anniversary date shall be deemed to be the In-Service Payment Date with respect to such Subaccount.  If no vesting schedule shall have been designated with respect to a particular Subaccount established on or after April 1, 2017 with respect to a Discretionary Bonus Deferral credited pursuant to Section 3.2, a Participant shall obtain a Vested Interest in such Subaccount based upon the annual anniversary of the date such Discretionary Bonus Deferral was so credited in accordance with the following schedule:

Annual Anniversary	Vested Interest

Less than 5	0%

5	50%

6	60%

7	70%

8	80%

9	90%

10	100%

The Subaccount described in the preceding sentence shall not have an In-Service Payment Date unless such a date has been specified by the Employer and communicated to the Participant in writing at the time the applicable Discretionary Bonus Deferral is credited to such Subaccount.

5.3       Accelerated Vesting.    Notwithstanding any contrary provisions of this Article V, a Participant’s Accounts (or Subaccounts, if applicable, as provided below) shall vest at the time of the following event if such event occurs earlier than the vesting events described in the preceding provisions of this Article V:

(a)       A Participant whose Termination of Service with the Employer (i) is initiated by the Employer for reasons other than Cause, (ii) occurs in a Constructive Termination Without Cause (only if and to the extent provided in such Participant’s Bonus Agreement) or (iii) occurs on account of the Participant’s death or Disability shall have a 100% Vested Interest in his Account upon such termination.

(b)       A Participant who has not incurred a Termination of Service shall have a 100% Vested Interest in his Account immediately prior to his Employer becoming insolvent (as defined in Article X), in which case, such Participant will have the same rights as a general creditor of the Employer with respect to his or her Account balance.

5.4       Forfeitures.

(a)       A  Participant who has a Vested Interest in any Subaccount that is less than 100% as of the date of his Termination of Service shall forfeit to the Employer the unvested portion of such Subaccount as of such date.

(b)       Notwithstanding anything to the contrary in Section 5.1 or Section 5.2, in the event that the Participant’s employment with the Employer is terminated by the Employer for Cause at any time prior to the payment of the Participant’s Plan benefit, the Participant shall forfeit to the Employer his entire interest in his Account as of the date of such termination; (2) with respect to the portion, if any, of the Participant’s Account attributable to Bonus Agreement Deferrals, if the Participant terminates his employment with the Employer and its Affiliates prior to an applicable In-Service Payment Date relating to such Bonus Agreement Deferrals, the Participant shall forfeit to the Employer such portion of his Account as of the date of such termination; provided, however, that clause (2) of this Section 5.4(b) shall not be applicable to the extent that such Participant’s Bonus Agreement(s) provide for accelerated vesting or payment of Plan benefits in connection with his Constructive Termination Without Cause and the Participant terminates his employment under circumstances constituting a Constructive Termination Without Cause in accordance with his Bonus Agreement(s); and (3) with respect to the portion, if any, of a Participant’s Account attributable to any Discretionary Bonus Deferral, if the Participant terminates his employment with the Employer and its Affiliates prior to an applicable In-Service Payment Date with respect to such Discretionary Bonus Deferral, the Participant shall forfeit to the Employer such portion of his Account as of the date of such termination unless specifically provided to the contrary in writing by the Employer at the time such Discretionary Bonus Deferral was credited to his or her Account pursuant to Section 3.2.

(c)       Notwithstanding the preceding provisions of this Article V, the vested portion of a Participant’s Account may be forfeited to the Employer pursuant to the provisions of Section 7.5 or 7.7.

5.5       Transfers of Employment.  Notwithstanding anything to the contrary herein, transfers of employment among Employers and their Affiliates shall not be considered a Termination of Service.   Continuous service with the Employer and any of its Affiliates shall constitute continuous service for purposes of determining a Participant’s Vested Interest in his Account.

VI.

In-Service Withdrawals and Loans

6.1       Restrictions on In-Service Withdrawals and Loans.  Except in connection with distributions relating to applicable In-Service Payment Dates, Participants shall not be permitted to make withdrawals from the Plan prior to incurring a Termination of Service.  Participants shall not, at any time, be permitted to borrow from the Trust Fund.

VI-1

VII.

Benefit Payment

7.1       Amount of Benefit.  Upon the earliest to occur of (a) a Participant’s In-Service Payment Date or (b) a Participant’s Termination of Service, such Participant, or, in the event of the death of a Participant while employed by the Employer or an Affiliate, such Participant’s designated Beneficiary, shall be entitled to a benefit equal in value to such Participant’s Vested Interest in the balance in his Account as of the date the payment of such benefits is to occur pursuant to Section 7.2.  Notwithstanding the foregoing, with respect to a Participant who first entered into a Bonus Agreement with the Employer on or after March 15, 2009 or whose Account was first credited with a Discretionary Bonus Deferral on or after such date, the amount of any benefit payable with respect to a particular In-Service Payment Date shall be limited to the value of the Participant’s Vested Interest in the balance of his Subaccount(s) to which such In-Service Payment Date relates as of the date the payment of such benefits is to occur pursuant to Section 7.2.

7.2       Time of Payment.

(a)       Except as provided in Section 7.2(c), payment of a Participant’s benefit under Section 7.1 shall be made on the earliest to occur of such Participant’s In-Service Payment Date or, subject to the delayed payment requirement for Specified Employees described in Section 7.2(b), Termination of Service.  A payment will be considered to have been paid at the time provided in the preceding sentence if payment is made as soon as administratively practicable (as defined in Section 1.1(3)) following such payment time.

(b)       Notwithstanding anything to the contrary herein,  but subject to Section 7.2(c), in the case of a Participant who is a Specified Employee, a distribution upon such Participant’s Termination of Service (other than a termination in the event of his death) shall be made on the date that is six months after the date of such Participant’s Termination of Service (or, if earlier, as soon as administratively practicable following the death of the Participant).

(c)       If allowed by the Plan Administrator, a Participant may irrevocably elect to delay the payment date pertaining to his Account or Subaccount(s), as applicable, for a minimum period of five years from the originally scheduled date of payment, provided that such election to delay payment (i) is not effective until at least 12 months after the date on which the election is made and (ii) in the case of an election that relates to an In-Service Payment Date, is made at least 12 months before such In-Service Payment Date.  A re-deferral election pursuant to this Section 7.2(c) must be made in accordance with the procedures and rules established by the Plan Administrator, which shall be construed and administered in accordance with Section 409A of the Code.

(d)       Notwithstanding the foregoing provisions of this Section 7.2, in the event of the death of a Participant (including but not limited to a Specified Employee) prior to the distribution of his Account, the remaining balance of the Participant’s Vested Interest in his Account shall be paid to his designated Beneficiaries upon his death.  A payment will be considered to have been paid at the time provided in the preceding sentence if payment is made as

VII-1

soon as administratively practicable (as defined in Section 1.1(3)) following the Participant’s death.

7.3       Form of Payment.    A Participant shall receive payment of his benefit under the Plan as a single lump sum payment; provided, however, that in the case of a Participant who first entered into a Bonus Agreement with the Employer on or after March 15, 2009 or whose Account was first credited with a Discretionary Bonus Deferral on or after such date, payment with respect to each Subaccount under the Plan to which he is entitled to a benefit shall be paid as a single lump sum payment.  For purposes of compliance with Section 409A of the Code, payments to which a Participant may be entitled with respect to each of his Subaccounts under the Plan shall be considered separate payments.

7.4       Beneficiaries.

(a)       Each Participant shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his benefit in the event of his death.  Each such designation with respect to a Participant shall be made by executing the Beneficiary designation form prescribed by the Plan Administrator and filing the same with the Plan Administrator during such Participant’s lifetime.  Any such designation may be changed at any time by execution of a new designation in accordance with this Section during such Participant’s lifetime.

(b)       If no such designation is on file with the Plan Administrator at the time of the death of the Participant or such designation is not effective for any reason as determined by the Plan Administrator, then the Beneficiary or Beneficiaries to receive such benefit shall be as follows:

(i)       If a Participant leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

(ii)      If a Participant leaves no surviving spouse but leaves issue, then his benefit shall be paid to such issue per stirpes; and

(iii)     If a Participant leaves no surviving spouse or issue, his benefit shall be paid to such Participant’s executor or administrator, or to his heirs at law if there is no administration of such Participant’s estate.

7.5       Repayment Obligation for Violation of Noncompetition Obligations.  Notwithstanding anything to the contrary herein, in the event that a  Participant violates his Noncompetition Covenant, if any, such Participant shall be obligated to repay to the Employer the gross amount of his Account balance paid to him pursuant to the preceding provisions of this Article VII.  Such payment shall be due on the date that is three business days following any such violation.  In the event that any Participant who incurs a repayment obligation pursuant to this Section 7.5 fails to make complete and timely repayment, such Participant shall also be liable to the Employer for interest at the then-applicable federal rate for underpayments of tax and shall be obligated to indemnify the Employer against and hold it harmless from the Employer’s costs of enforcement of this Section 7.5 (including, without limitation, attorney’s fees, court costs and expenses related thereto).

VII-2

7.6       Payment of Benefits.  To the extent the Trust Fund, if any, has sufficient assets, the Trustee shall pay benefits to Participants or their Beneficiaries, except to the extent the Employer pays the benefits directly to Participants or their Beneficiaries and provides adequate evidence of such payment to the Trustee.  To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer and reimbursed by the Trustee.  Any benefit payments made to a Participant or for his benefit pursuant to any provision of the Plan shall be debited to such Participant’s Account.  All benefit payments shall be made in cash to the fullest extent practicable.

7.7       Unclaimed Benefits.  In the case of a benefit payable on behalf of a Participant, if the Plan Administrator is unable to locate the Participant or Beneficiary to whom such benefit is payable, upon the Plan Administrator’s determination thereof, such benefit shall be forfeited to the Employer.  Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss after the time of such forfeiture) shall be restored to the Plan by the Employer and paid in accordance with the Plan.

7.8       Permitted Accelerated Payments.  Notwithstanding anything to the contrary in the Plan, the Plan Administrator may direct the accelerated payment of Plan benefits under the following circumstances:

(a)       A  Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government;

(b)       A Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or bona fide foreign ethics law or conflicts of interest law;

(c)       A Participant shall be entitled to receive a distribution of such portion of  the Vested Interest in his Account, in a single lump sum payment, as is necessary to pay (i) the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on Bonus Deferrals (the “FICA Amount”), (ii) the income tax at source on wages imposed under Section 3401 of the Code, or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and (iii) the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 7.8(c) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;

(d)       A Participant shall be entitled to receive distribution of such portion of the Vested Interest in his Account, in a single lump sum payment, as is required to be included in the Participant’s income as a result of the failure of the Plan to comply with Section 409A of the Code; provided, however, that such distribution shall not exceed the amount required to be included in the Participant’s income as a result of such failure;

VII-3

(e)       A Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant.  Any such payment may not exceed (i) the amount of such taxes as are due as a result of participation in the Plan (the “Other Taxes”) and may be made in the form of withholding pursuant to the provisions of the applicable law or by distribution directly to the Participant and (ii) the income tax at source on wages imposed under Section 3401 of the Code as a result of the distribution of the Other Taxes and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the payment of such additional Section 3401 wages and Other Taxes;

(f)       A Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, in connection with the settlement of an arm’s length bona fide dispute between the Employer and the Participant as to the Participant’s right to benefits under the Plan to the extent contemplated under Section 409A of the Code without causing such distribution to be treated as an impermissible acceleration;

(g)       A  Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, under any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4) (except in connection with a qualified domestic relations order) or any successor regulation thereto or prescribed by the Commissioner of Internal Revenue in generally applicable guidance published in the Internal Revenue Bulletin; and

(h)       The Board may direct, in its discretion, that the Vested Interest of each Participant in his Account under the Plan be distributed in connection with a termination of the Plan in accordance with Section 11.5.

Any distribution to be made pursuant to Sections 7.8 (a) through (g) shall be made as soon as administratively practicable (as defined in Section 1.1(3)) following the determination that such distribution should be made.

VII-4

VIII.

Administration of the Plan

8.1       Appointment of Plan Administrator.  The general administration of the Plan shall be vested in the Plan Administrator which shall be appointed by the Board and shall consist of one or more persons or entities.  If no such person(s) or entity is appointed, the Company shall be the Plan Administrator.

8.2       Term, Vacancies, Resignation, and Removal.  Each individual member of the Plan Administrator shall serve until he resigns, dies, or is removed by the Board.  At any time during his term of office, an individual member of the Plan Administrator may resign by giving written notice to the Board and the Plan Administrator, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of 30 days after such notice is given as herein provided.  At any time during his term of office, and for any reason, a member of the Plan Administrator may be removed by the Board with or without cause, and the Board may in its discretion fill any vacancy that may result therefrom.  Any member of the Plan Administrator who is an employee of the Employer or any Affiliate shall automatically cease to be a member of the Plan Administrator as of the date he ceases to be employed by the Employer and all Affiliates, regardless of the reason for such termination.

8.3       Self-Interest of Participants.  No member of the Plan Administrator shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved.  In any case in which a Plan Administrator member is so disqualified to act and the remaining members cannot agree, the Board shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

8.4       Plan Administrator Powers and Duties.  The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

(a)       To establish, amend, suspend or waive rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Plan Administrator;

(b)       To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

(c)       To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d)       To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Plan

VIII-1

Administrator may deem necessary or advisable for the proper and efficient administration of the Plan;

(e)       To determine in its discretion all questions relating to eligibility;

(f)       To determine whether and when a Participant has incurred a Termination of Service, the reason for such Termination of Service, and the extent, if any, to which such Termination of Service results in an acceleration of any unvested portion of any of such Participant’s Subaccounts;

(g)       To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by Participants and Beneficiaries in obtaining benefits hereunder;

(h)       To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

(i)        To establish or designate Funds as investment options as provided in Section 4.1.

8.5       Claims Review.  Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Plan Administrator, which procedures are hereby incorporated by reference as a part of the Plan as such procedures may be amended from time to time by the Plan Administrator.

8.6       Employer to Supply Information.  The Employer shall supply full and timely information to the Plan Administrator, including, but not limited to, information relating to each Participant’s compensation, retirement, death, or other cause of Termination of Service and such other pertinent facts as the Plan Administrator may require.  The Employer shall advise the Trustee, if any, of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan and the Trust Agreement.  When making a determination in connection with the Plan, the Plan Administrator shall be entitled to rely upon the aforesaid information furnished by the Employer or any information furnished by a Participant, Beneficiary or the Trustee.

8.7       Indemnity.  To the extent permitted by applicable law, the Company shall indemnify and hold harmless each individual serving as a member of the Plan Administrator against any and all expenses, liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan including any such expenses, liabilities and claims as may arise based upon such individual’s negligence.  Expenses and liabilities arising out of such individual’s own gross negligence or willful misconduct shall not be covered under this indemnity.  Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any articles of

VIII-2

incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

VIII-3

IX.

Administration of Funds

9.1       Payment of Expenses.  All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Plan Administrator, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee, at the direction of the Plan Administrator, from the Trust Fund, if any.

9.2       Trust Fund Property.  All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement.  The Plan Administrator shall maintain an Account in the name of each Participant, but the maintenance of an Account designated as the Account of a Participant shall not mean that such Participant shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund.  No Participant shall have any title to any specific asset in the Trust Fund.  The assets of the Trust Fund shall be invested in such investments as the Trustee shall determine, in accordance with the terms of the Trust Agreement.  The Trustee may (but is not required to) consider the Employer’s or a Participant’s investment preferences when investing the assets attributable to the Participant’s Account.

IX-1

X.

Nature of the Plan

10.1      Establishment of Trust Fund.  The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security.  The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer.  Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Trust Fund or the Employer’s general assets.  Nevertheless, subject to the terms hereof and of the Trust Agreement, the Employer shall transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay the Plan benefits to Participants and Beneficiaries out of the Trust in accordance with the terms of the Plan and the Trust Agreement as in effect from time to time.  To the extent that the Employer transfers assets to the Trustee pursuant to the Trust Agreement, the Plan Administrator may, but need not, establish procedures for the Trustees to invest the Trust Fund in accordance with each Participant’s designated deemed investments pursuant to Section 4.1 respecting the portion of the Trust Fund assets equal to such Participant’s Account.

10.2      Ownership of Trust Fund Assets.  The Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer’s creditors if the Employer ever becomes insolvent.  For purposes hereof, the Employer shall be considered “insolvent” if (a) the Employer is unable to pay its debts as such debts become due or (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute).  The Chief Executive Officer of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties’ duty to give notice.  When so informed, the Trustee shall suspend payments to the Participants  and Beneficiaries and hold the assets for the benefit of the Employer’s general creditors.  If the Trustee receives a written allegation that the Employer is insolvent, the Trustee shall suspend payments to the Participants  and Beneficiaries and hold the Trust Fund for the benefit of the Employer’s general creditors, and shall determine in the manner specified in the Trust Agreement whether the Employer is insolvent.  If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Participants and Beneficiaries.  No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Participant shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

10.3      Limitation on Funding.  Notwithstanding anything to the contrary herein or in the Trust Agreement, in no event shall money and/or property be transferred to the Trust if such transfer would result in adverse tax consequences to a Participant pursuant to Section 409A(b) of the Code.

X-1

XI.

Miscellaneous

11.1      No Contract of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract of employment or for other services between the Employer and any person or to be consideration for the employment of any person.  Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ or other service of the Employer, (b) restrict the right of the Employer to discharge any person or terminate any service relationship at any time, (c) give the Employer the right to require that any person remain in the employ or service of the Employer, (d) restrict any person’s right to terminate his employment or service relationship with the Employer at any time, or (e) be a commitment on the part of the Employer to continue the rate of compensation of a Participant for any period.

11.2      Alienation of Interest Forbidden.  The interest of a Participant or his Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

11.3      Payments of Benefits to Others.  Notwithstanding anything to the contrary in Section 11.10, if any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Plan Administrator to be maintaining or responsible for the maintenance of such person.  Any payment made in accordance with the provisions of this Section 11.3 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.

11.4      Withholding.  All Bonus Deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.

11.5      Amendment and Termination.

(a)      The Board may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to his Accounts and in which such Participant has a 100% Vested Interest; provided further, however, that, notwithstanding the foregoing (and without constituting an impermissible impairment of Participant rights in violation of this sentence), (i) the Board may make such amendments to the Plan as are necessary or advisable, as determined by the Board in its discretion, to enable the Plan and the Accounts of the Participants established hereunder to comply with the requirements of Section 409A of the Code and (ii) the Board may decide to amend the Plan to prospectively eliminate Participants’ rights to make deemed investment designations pursuant to Section 4.1(a)

provided that the Board specifies, at the time of any such elimination, an alternative method for the crediting of earnings with respect to amounts allocated to Participants’ Accounts.

(b)      Notwithstanding anything to the contrary, the Board may, in its sole discretion (and without constituting an impermissible impairment of Participant rights in violation of Paragraph (a)), terminate the Plan and accelerate the time and form of payment of all Vested Interests in Accounts under the Plan, under the following circumstances:

(i)      The Board may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court, provided that the balance of all of the Participants’ Accounts under the Plan are included in the Participants’ respective gross incomes in the latest of (A) the calendar year in which the Plan termination and liquidation occurs; (B) the calendar year in which the Participant attains a 100% Vested Interest in such amount, or (C) the first calendar year in which the payment is administratively practicable;

(ii)     The Board may, in its discretion, terminate and liquidate the Plan in connection with a Change in Control of the Company (or, with respect to a Participant who is employed by an Employer other than the Company, a Change in Control of such Employer), provided that the following requirements are satisfied:

(A)      The Board (or its appropriate counterpart with respect to any Employer other than the Company) takes irrevocable action to terminate and liquidate the Plan within 30 days preceding or 12 months following such Change in Control;

(B)      The Vested Interest of each Participant in his Account under the Plan and all Other Arrangements is distributed within 12 months following the date that all necessary actions to terminate and liquidate the Plan and the Other Arrangements are irrevocably taken; and

(C)      All plans, agreements, methods, programs and other arrangements that are sponsored by the “service recipient” (within the meaning of Section 409A of the Code), as determined immediately following such Change in Control, with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation § 1.409A-1(c)(2) (collectively, the “Other Arrangements”), are terminated and liquidated with respect to each Participant who experienced such Change in Control.  For purposes of this Section 11.5(b)(ii), the applicable “service recipient” with the discretion to liquidate and terminate the Plan and the Other Arrangements shall be the “service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.

(iii)   The Board may, in its discretion, terminate and liquidate the Plan, provided that:

(A)      The termination and liquidation does not occur proximate to a downturn in the financial health of the Company and all entities that would be considered a single “service recipient” along with the Company under Section 409A of the Code;

(B)      Such “service recipient” terminates and liquidates all plans, agreements, methods, programs and other arrangements sponsored by the service recipient that would be aggregated with any terminated and liquidated plans, agreements, methods, programs and other arrangements under Treasury Regulation § 1.409A-1(c) as if there was one service provider that had deferrals of compensation under every such plan, agreement, method, program and other arrangement sponsored by the service recipient;

(C)      No payments in liquidation of the Plan are made within 12 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of such arrangements if the action to terminate and liquidate the Plan had not occurred;

(D)      All payments are made within 24 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(E)      The Company and all other entities required to be considered a single “service recipient” within the meaning of Section 409A of the Code do not adopt any new plan, agreement, method, program or other arrangement described in Section 11.5(b)(iii)(B) at any time within three years following the date that the service recipient took all necessary action to irrevocably terminate and liquidate the Plan.

(iv)      The Board may, in its discretion, terminate and liquidate the Plan upon such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

In the event that the Plan is terminated, the Vested Interest in the balance in a Participant’s Account shall be paid to such Participant or his Beneficiary in the manner specified by the Board (but subject to the distribution timing requirements described above), which may include the payment of a single lump sum payment in full satisfaction of all of such Participant’s or Beneficiary’s benefits hereunder. After Participants and their Beneficiaries are paid all Plan benefits in which they had a 100% Vested Interest, all remaining assets of the Trust Fund which were not fully vested at the time of the Plan termination shall be returned to the Employer.

11.6      Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.7      Guaranty.  Notwithstanding any provisions of the Plan to the contrary, in the event any Employer fails to make payment of the benefits due under the Plan on behalf of its Participants, whether directly or through the Trust, the Company shall be liable for and shall make payment of such benefits due as a guarantor of such entity’s obligations hereunder.  The guaranty obligations provided herein shall be satisfied directly and not through the Trust.

11.8      Provisions Binding.    All of the provisions of the  Plan shall be binding upon all persons who will be entitled to any benefit hereunder, including but not limited to all Participants and their heirs and personal representatives.

11.9      Timing of Payments.  Payment of Plan benefits may be subject to administrative or other delays that result in payment to the Participant or his Beneficiaries on a date later than the date specified in the Plan or any agreement or notice relating to the Participant’s Bonus Deferrals.  Any such payment delays will comply with Section 409A of the Code, including, without limitation Treasury Regulation § 1.409A-2(b)(7).  No Participant or Beneficiary shall be entitled to any additional earnings or interest in respect of any such payment delays, nor shall any Participant or Beneficiary be provided any election with respect to the timing of any delayed payment.

11.10    Receipt and Release.  Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and the Trustee under the Plan and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability or minority to give a valid receipt and release, the Plan Administrator may cause the payment or payments that become due to such person to be made to another person for his benefit without responsibility on the part of the Plan Administrator, the Employer or the Trustee to follow the application of such funds.  Notwithstanding any requirement of a receipt and release in accordance with this Section, payment of a Participant’s or Beneficiary’s benefit under the Plan shall be made no later than the latest time such payment may be made without causing the imposition of the tax under Section 409A of the Code.

11.11    Governing Laws.  All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

11.12    Section 409A Generally.  The provisions of the Plan are intended in all respects to comply with Section 409A of the Code and the authoritative guidance promulgated thereunder and shall be construed and applied as necessary to comply with Section 409A and such authoritative guidance.  At all times the Company intends to operate and administer the Plan in compliance with the requirements of Section 409A of the Code and such authoritative guidance.  In the case of any conflict with Section 409A of the Code or any Bonus Agreement or ambiguity in the Plan’s or such Bonus Agreement’s terms, the Plan and such Bonus Agreement shall be construed and applied in a manner that complies with Section 409A and the administrative guidance promulgated thereunder.  Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed.  Neither the Employer, its Affiliates nor their respective directors or trustees, officers, employees or advisors (other than in his or her individual capacity as a Participant with respect to his or her individual liability for taxes, interest, penalties or other monetary amounts) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, any Beneficiary or any other taxpayer as a result of the Plan.